SEPARATION AND RELEASE AGREEMENT

This SEPARATION AND RELEASE AGREEMENT (this “Agreement”), dated as of the last date on the signature page of this Agreement, is between Solid Power Operating, Inc. (together with its parent company, Solid Power, Inc., the “Company”) and [Kevin Paprzycki] (“Employee,” and together with the Company, the “parties”).

In consideration of the mutual promises and covenants contained in this Agreement, the receipt and sufficiency of which is expressly acknowledged, the parties hereby agree as follows:

1.Termination. Employee’s employment with the Company is terminated effective as of [June 14], 2024 (the “Separation Date”). This Agreement was delivered to Employee on the Separation Date. Employee’s termination is considered a Non-CIC Qualifying Termination (as defined in Employee’s Participation Agreement, dated December 21, 2021) pursuant to the Solid Power, Inc. Executive Change in Control and Severance Plan (the “Plan”).
2.Accrued Obligations.
(a)Final Wages. The Company agrees to pay Employee final wages earned through the Separation Date and zero hours of earned but unused paid time off through the Separation Date, in each case less legally required deductions and withholdings and regardless of whether Employee executes this Agreement.
(b)Unemployment Insurance Benefits. Employee is eligible to apply for unemployment insurance benefits. Provided that Employee accurately reports Employee’s dates of employment and compensation, the Company will not contest any claim Employee may file for unemployment insurance benefits. Whether or not Employee receives any unemployment insurance benefits is determined in the sole discretion of the applicable state agency, not the Company.
(c)Insurance. Employee’s health insurance benefits will cease on June 30, 2024. To the extent permitted by either federal or state law, and the insurance policies and rules applicable to the Company, Employee will be eligible to continue Employee’s health insurance benefits at Employee’s own expense after that date. Employee acknowledges that the Company has provided Employee with the appropriate notification form setting forth Employee’s rights and responsibilities regarding continued health insurance coverage.
3.Separation Compensation. The Company shall, as defined in the Plan and for Employee’s release and promises set forth in this Agreement, pay Employee additional compensation that Employee would not be entitled to otherwise. Such compensation is as follows:
(a)Separation Payment. In accordance with Section 4.1 of the Plan and Section 1(b) of Employee’s participation agreement thereunder, the Company shall pay to employee a lump sum payment of $215,000, less legally required deductions and withholdings (the “Separation Payment”), provided that the Company has received this signed Agreement from Employee and it has become effective and irrevocable as set forth in Section 10(e). Subject to Employee’s continued compliance with the terms of this Agreement, the Separation Payment will be paid to Employee within five business days following the Effective Date (as defined below).
(b)COBRA Premiums. In accordance with Section 4.2 of the Plan and Section 1(b) of Employee’s participation agreement thereunder, the Company shall reimburse Employee $14,521.05, less legally required deductions and withholdings, which is an amount equal to six months of Employee’s premiums to continue Employee’s group health insurance coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA Premiums” and together with the Separation Payment, the “Separation

Benefits”), provided that the Company has received this signed Agreement from Employee and it has become effective and irrevocable as set forth in Section 10(e) below. Subject to Employee’s continued compliance with the terms of this Agreement, the COBRA Premiums will be paid to Employee on a ratable bi-weekly basis for 13 pay periods following the Effective Date in accordance with the Company’s normal payroll procedures, with the first payment to be paid on the Company’s first regularly-scheduled payroll date following the Effective Date.

(c)Outplacement Assistance. The Company shall provide certain outplacement services/career transition services to you through Lee Hecht Harrison Consulting, provided such services are commenced by you within two (2) months of the Separation Date. Such transition services shall end no later than December 31, 2024 and shall not exceed $5,000 in cost.
(d)No Further Compensation. Employee acknowledges that the foregoing represents all compensation to which Employee is entitled, including wages and earned but unused paid time off. Employee also acknowledges that Employee is not aware of any fact that would support a claim for unpaid wages.
4.Denial of Liability. The parties acknowledge that (a) the Separation Benefits to be paid by the Company and the release of claims by Employee pursuant to this Agreement are made in compromise of any potential disputes and (b) in making such payment or release, the Company and Employee in no way admit any liability to each other and the parties expressly deny any such liability.
5.Non-Disparagement. Employee agrees and acknowledges that Employee continues to be bound by the non-disparagement terms in the Plan. Without limiting the foregoing, Employee agrees that Employee has not and will not disparage, slander, make any libelous or derogatory statements about, or attempt to harm the personal or business reputation of the Company or the Company’s employees, officers, or directors (including through communications with current or former employees of the Company) or otherwise attempt to interfere with or impair the Company’s business relationships. This non-disparagement provision extends to any form of communication, whether oral, written, or in any electronic form, including via social media. Nothing in this Section, this Agreement, or any other agreement entered into with the Company: (a) will be interpreted or construed to prevent Employee or the Company from giving truthful information to any law enforcement officer, court, administrative proceeding or as part of an investigation by any government agency, (b) is intended to prohibit or restrain Employee or the Company in any manner from making disclosures that are protected under federal law or regulation or under other applicable law or regulation (including disclosures that are protected under the whistleblower provisions of any federal or state law), and/or (c) prevents Employee from discussing or disclosing employee wages, benefits or terms and conditions of employment or information about unlawful acts in the workplace or unfair employment practices, such as harassment or discrimination or any other conduct that Employee has reason to believe is unlawful, or exercising their rights under Section 7 of the National Labor Relations Act (the activities described in the preceding clauses (a)-(c), the “Protected Communications”).
6.Company Property. Employee represents and warrants that Employee has returned to the Company all Company documents and all copies thereof and any other Company property in Employee’s possession, custody, or control, including financial information, customer information, customer lists, employee lists, files, notes, cellular telephones, contracts, drawings, records, business plans and forecasts, specifications, computer-recorded information, electronically-stored information, software, computer equipment (with all data and files stored thereon intact), tangible property, credit cards, entry cards, identification badges and keys, and any other materials, documents, or things of any kind which contain or embody any proprietary or confidential material of the Company and all reproductions thereof.
7.Confidential and Proprietary Information/Non-Disclosure. Employee understands that “Company Confidential Information” means information that is not generally known to the public and that is used, developed or obtained by the Company in connection with its business, including, but not limited to, information, observations and data obtained by me or to which Employee gained access while employed by the Company concerning (i) the business or affairs of the Company, (ii) products or services, including organizational products or services roadmaps, (iii) revenues, costs and pricing structures, (iv) designs, (v) analyses, (vi) drawings, photographs and reports, (vii) computer software, including operating systems, applications and program listings, (viii) flow charts, manuals and documentation, (ix) data bases, (x) accounting and business methods, (xi) inventions, devices, new developments, methods and processes, whether patentable or unpatentable and whether or not reduced to practice, (xii) customers and clients and customer or client lists, (xiii) customer preferences and contact information, (xiv) the personnel information of other employees (including, but not limited to, skills, performance, discipline and compensation), (xv) other copyrightable works, (xvi) all production methods, processes, technology and trade secrets and (xvii) all similar and related information in whatever form. Company Confidential Information will not be deemed to have been published merely because individual portions of the information have been separately published, but only if all material features comprising such information have been published in combination. Employee further understands that Company Confidential Information does not include any of the foregoing items that have become publicly known and made generally available through no wrongful act (or failure to act) of mine or of others who were under confidentiality obligations as to the item or items involved or improvements or new versions thereof. Employee acknowledges that, as between the Company and me, all Company Confidential Information shall be the sole and exclusive property of the Company and its assigns. Employee will preserve as confidential all Company Confidential Information, confidential knowledge, data or other proprietary information relating to products, processes, know-how, designs, formulas, developmental or experimental work, computer programs, databases, other original works of authorship, customer lists, business plans, financial information or other subject matter pertaining to any business of the Company or any of its employees, clients, consultants or licensees. Notwithstanding anything to the contrary in this Section or this Agreement, Employee acknowledges that the Company has advised Employee that Employee will not be held civilly or criminally liable under any federal or state trade secret law for the disclosure of a trade secret that: (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (B) solely for the purpose of reporting or investigating a suspected violation of law; (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding; or (iii) is made to an attorney or is used in a court proceeding in connection with a lawsuit alleging retaliation for reporting a suspected violation of law, provided that the trade secret is filed under seal and not disclosed except pursuant to court order.

8.Confidentiality. The provisions of this Agreement will be held in strictest confidence by Employee and will not be publicized or disclosed by Employee in any manner whatsoever. Notwithstanding the prohibition in the preceding sentence: (a) Employee may disclose this Agreement in confidence to Employee’s attorneys, accountants, auditors, tax preparers, and financial advisors, provided that Employee informs such persons of the existence of this confidentiality obligation and such persons agree to be bound thereby to the same extent as Employee; and (b) Employee may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law. Nothing contained in this Section shall be read to undermine Employee’s ability to engage in Protected Communications.
9.Covenant Not to Sue and Release of Claims by Employee.
(a)In consideration for the Separation Benefits and the mutual covenants of the parties, Employee agrees to unconditionally release from and covenants not to sue or assert against the Company and all of its past and present parent companies, subsidiaries, related entities, shareholders, directors, members, trustees, officers, current and former employees, agents, insurers, attorneys, predecessors, successors, and assignees (collectively, the “Releasees”) all causes of action, claims, liabilities, and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to or on the date Employee signs this Agreement, including (i) all claims pertaining to or arising from the employment relationship of the parties and the termination of such employment, (ii) all claims pertaining to or arising from Employee’s compensation or benefits from the

Company, including salary, bonuses, incentive compensation, commissions, paid time off, expense reimbursements, severance or change in control benefits under the Plan or the plans enumerated in Section 9(e) or otherwise, notice rights, retention benefits, fringe benefits, stock, stock options, units, or any other ownership interests in the Company; (iii) all claims for breach of contract (oral or written and express or implied), wrongful termination, and breach of the implied covenant of good faith and fair dealing; (iv) all tort claims, including claims for fraud, inducement, misrepresentation, defamation, emotional distress, and discharge in violation of public policy; (v) all constitutional, federal, state, and local statutory and common law claims, including claims for discrimination, harassment, retaliation, interference, attorneys’ fees, or other claims arising under: (A) Title VII of the Civil Rights Act of 1964, as amended; (B) the Colorado Anti-Discrimination Act; (C) the Family and Medical Leave Act; (D) the Americans with Disabilities Act; and (E) the Families First Coronavirus Response Act; (vi) all claims arising from any theory under common law, such as promissory estoppel, detrimental reliance, wrongful discharge, tortious interference with contract rights, infliction of emotional distress, and defamation; and (vii) all claims for attorneys’ fees and costs. The parties intend this waiver to be interpreted and applied as broadly as possible.

(b)This Agreement does not affect Employee’s right to engage in any Protected Communications or file a charge with, communicate with, or participate in an investigative or other proceeding before the Occupational Safety and Health Administration, the Securities and Exchange Commission, the Equal Employment Opportunity Commission, a state civil rights agency, or another federal, state, or local government agency or to communicate or cooperate with any such agency in its investigation or proceedings, none of which shall constitute a breach of this Agreement. While this Agreement does not limit Employee’s right to receive an award for information provided to the Securities and Exchange Commission, Employee understands and agrees that, to the maximum extent permitted by law, Employee is expressly waiving Employee’s right to any relief, recovery, attorneys’ fees, or other monies in connection with any such complaint, charge, or proceeding brought against the Releasees, regardless of who filed or initiated such complaint, charge, or proceeding.
(c)Causes of action as used in this Section means all claims, causes, judgments, damages, losses, liabilities, and demands of any kind, whether intentional or negligent, known or unknown, in law or in equity, individually or as part of a class or collective action, occurring on or prior to the date of execution of this Agreement, arising under any constitution, federal, state, or local law(s).
(d)The general release and covenant not to sue contained in this Section does not apply to claims under federal, state, or local law (statutory, regulatory, or otherwise) that may not be lawfully waived and released, including vested retirement benefits (if any), Consolidated Omnibus Budget Reconciliation Act (COBRA) rights, unemployment compensation, and workers’ compensation.
(e)Nothing in this Agreement is intended to release Employee’s right, if any, to continuing health insurance rights under the Solid Power, Inc. 2014 Equity Incentive Plan, the Solid Power, Inc. 2021 Equity Incentive Plan, the Solid Power, Inc. 2021 Employee Stock Purchase Plan, or the Company’s 401(k) plan. Further, the Company makes no representations as to Employee’s rights under any such plan.
10.Age Discrimination in Employment Act and Older Workers Benefit Protection Act Release. In addition to the general release and covenant not to sue contained in Section 9, Employee knowingly and voluntarily discharges and releases the Releasees from any claims arising under the Age Discrimination in Employment Act. Employee acknowledges that Employee has been informed pursuant to the Older Workers Benefit Protection Act that:
(a)Employee is advised to consult with an attorney before signing this Agreement.
(b)Employee does not waive rights or claims under the Age Discrimination in Employment Act that may arise after the date this Agreement is executed.

(c)Employee has 21 days from the date of receipt of this Agreement to consider this Agreement. Employee acknowledges that if Employee signs this Agreement before the end of the 21-day period, it will be Employee’s personal, voluntary decision to do so, and that Employee has not been pressured to make a decision sooner. Employee further agrees and acknowledges that any changes to this Agreement, whether material or immaterial, do not restart the 21-day period.
(d)Employee has seven days after signing this Agreement to revoke this Agreement, and this Agreement will not be effective until that revocation period has expired. If mailed, the revocation must be postmarked within the seven-day period, properly addressed to the Company’s Human Resources Department at Solid Power Operating, Inc., 14902 Grant Street, Suite 120, Thornton, Colorado 80030.
(e)This Agreement shall not be effective or enforceable, and no payments or benefits under this Agreement shall be provided, until after the seven-day revocation period has expired. Employee understands that Employee will not receive any Separation Payment if Employee voids Employee’s signature or revokes this Agreement. Provided that Employee has not voided Employee’s signature or revoked this Agreement within the seven-day period, this Agreement will be effective on the eighth day after Employee signs this Agreement (the “Effective Date”).
11.Representations. Employee hereby represents that, as of the Separation Date: Employee has received all the leave and leave benefits and protections for which Employee is eligible pursuant to applicable federal or state law or Company policy; and Employee has not suffered any on-the-job injury or illness for which Employee has not already filed a workers’ compensation claim.
12.References. The parties agree that, if requested, the Company will inform any third party, including prospective employers, of Employee’s dates of employment and position(s) held. Employee hereby authorizes the Company to release such information in response to any inquiries from third parties concerning Employee. Employee will direct all prospective employers to contact the Company’s Chief Legal Officer.
13.Covenant Not to Seek Reemployment. Employee agrees that Employee will not apply for or seek employment or reemployment with the Company.
14.Applicable Law; Binding Arbitration; Injunctive Relief.
(a)This Agreement will be governed by the laws of Colorado without reference to conflict of laws principles.
(b)Any and all controversies, claims or disputes with the Company and any employee, officer, director, shareholder or benefit plan of the Company, arising out of, relating to or resulting from my employment with the Company or the termination of my employment with the Company, including any breach of this Agreement, shall be subject to binding arbitration pursuant to the Federal Arbitration Act, 9 U.S.C. § 1 et seq. (“FAA”). The FAA shall govern the enforceability, applicability, interpretation and implementation of this Section and all procedural issues connected with conducting the arbitration and enforcing or appealing the arbitration award. Disputes that Employee agrees to arbitrate, and thereby agree to waive any right to a trial by jury, include any statutory claims under local, state or federal law, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Sarbanes-Oxley Act, the Worker Adjustment and Retraining Notification Act, the Colorado Anti-Discrimination Act, the Colorado Job Protection and Civil Rights Enforcement Act, the Colorado Wage Claim Act, the Colorado Minimum Wages of Workers Act, the Family and Medical Leave Act, claims of harassment, discrimination, retaliation and wrongful termination and any statutory or common law claims. Employee further understands that this agreement to arbitrate also applies to any disputes that the Company may have with me arising out of, relating to or resulting from my employment with the Company.

(c)Employee agrees that any arbitration will be administered by Judicial Arbitration & Mediation Services, Inc. (“JAMS”), pursuant to its Employment Arbitration Rules and Procedures (the “JAMS Rules”). Employee agree that the arbitrator shall have the power to decide any motions brought by any party to the arbitration, including motions for summary judgment and/or adjudication, and motions to dismiss and demurrers, prior to any arbitration hearing. Employee also agrees that the arbitrator shall have the power to award any remedies available under applicable law, to include attorney’s fees to the prevailing party in the arbitration. Further, if any party prevails on a statutory claim that affords the prevailing party attorneys’ fees and costs, the arbitrator may award (and, in some cases, must award) reasonable fees to the prevailing party in a manner consistent with applicable law. Employee understands that the Company will pay for any and all filing, administrative or hearing fees charged by the arbitrator or JAMS except that employee shall pay as much of the filing fees as Employee would have instead paid had Employee filed a complaint in a court of law. The JAMS rules may be found and reviewed at http://www.jamsadr.com/rules-employment-arbitration. Employee acknowledges that if Employee is unable to access these rules, Employee will contact the Company’s human resources personnel who will provide Employee with a hard copy or electronic copy of the JAMS Rules. Employee agrees that the arbitration shall take place in Denver, Colorado or in such other location as may be mutually agreed to by the Company and Employee. Employee agrees that the decision of the arbitrator, including the essential findings of facts and law, shall be in writing.
(d)Employee agrees that Employee’s breach or threatened breach of this Agreement will entitle the Company, in addition to any other remedy available at law or in equity, to recover the Separation Benefits from Employee as liquidated damages and not as a penalty, with the remaining monetary consideration serving as valid consideration for this Agreement. Because of the difficulty of ascertaining damages in the event of a breach of this Agreement, in addition to any other remedy available at law or in equity, Employee expressly agrees that the Company may enforce the provisions of this Agreement through injunctive relief and will not be required to establish any irreparable injury other than the breach of this Agreement. The Company will not be required to post any bond or surety, which Employee hereby waives.
15.Indemnification. Employee agrees and acknowledges that Employee is responsible for state, local, and federal tax liability, if any, associated with the payment Employee receives pursuant to this Agreement. Employee will indemnify and hold harmless the Company from any tax liability, costs, penalties, or expense pertaining to any amounts owing by Employee arising from the taxation of any amounts received by Employee pursuant to this Agreement.
16.Section 409A. It is intended that all of the Separation Benefits and other payments payable under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of the US Internal Revenue Code Section 409A (“Section 409A”) provided under Treasury Regulation Sections 1.409A-1(b)(4), 1.409A-1(b)(5), and 1.409A-1(b)(9), and this Agreement will be construed to the greatest extent possible as consistent with those provisions, and to the extent not so exempt, this Agreement (and any definitions hereunder) will be construed in a manner that complies with Section 409A. For purposes of Section 409A (including Treasury Regulation Section 1.409A-2(b)(2)(iii)), Employee’s right to receive any installment payments under this Agreement (whether severance payments, reimbursements, or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment. Notwithstanding any provision to the contrary in this Agreement, if the Company deems (a) Employee to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) at the time of the Separation Date and (b) any of the payments upon “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h)) set forth herein and/or under any other agreement with the Company to be “deferred compensation” for purposes of Section 409A, then to the extent delayed commencement of any portion of such payments is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) and the related adverse taxation under Section 409A, such payments shall not be provided to Employee prior to the earliest of (i) the expiration of the six-month period measured from the date of Employee’s separation of service with the Company, (ii) the date of Employee’s death, or (iii) such earlier date as permitted under Section 409A without the imposition of adverse taxation. Upon the first business day following the expiration of such applicable Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this Section shall be paid in a lump sum to Employee and any remaining payments due shall be paid as otherwise provided herein or in the applicable agreement. No interest shall be due on any amounts so deferred.

17.Successors and Further Assurances. The parties agree that by entering into this Agreement they do not intend to confer any benefits, privileges, or rights to others. Subject to the successors and assigns listed below, this Agreement is strictly between the parties and will not be construed to vest the status of third-party beneficiary in any other person. This Agreement will bind and inure to the benefit of the heirs, personal representatives, successors, assigns, executors, and administrators of each party. The parties agree to perform any lawful additional acts, including the execution of additional agreements, as are reasonably necessary to effectuate the purpose of this Agreement.
18.Miscellaneous. This Agreement, along the Solid Power, Inc. 2014 Equity Incentive Plan Stock Option Grant Notice and Option Agreement, the Solid Power, Inc. 2021 Equity Incentive Plan Notice of Restricted Stock Unit Grant and Restricted Stock Unit Agreement, the Restrictive Covenant Agreement, and the letter agreement, dated as of November 29, 2022, between Employee and the Company (as amended on August 7, 2023) (which are separate agreements and obligations and shall remain in full force and effect in accordance with their terms following the Separation Date), is the entire agreement between the parties relating to the subject matter of this Agreement. No modification of this Agreement will be valid unless in writing signed by each party. No waiver of rights arising under this Agreement is effective unless made expressly in writing by the party waiving such rights. If any provision of this Agreement is held by a court of competent jurisdiction to be contrary to law, the remaining provisions of this Agreement will remain in full force and effect. The term “including” is deemed to mean “including, without limitation,” when used in this Agreement. The terms “herein” and “hereunder” and similar terms when used in this Agreement mean under and within this Agreement. All references to Sections and Exhibits in this Agreement refer to Sections and Exhibits in this Agreement. This Agreement may be executed and delivered by each party in separate counterparts, each of which when so executed and delivered shall be deemed an original and all of which taken together shall constitute one and the same Agreement. This Agreement, and any amendments to this Agreement, to the extent signed and delivered by means of PDF or other electronic transmission, shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. Any such signature page shall be effective as a counterpart signature page to this Agreement without regard to page, document, or version numbers or other identifying information, which are for convenience of reference only. At the request of a party, the other party shall re-execute original forms thereof and deliver them to the other party.
19.Acknowledgments by Employee. By signing below, Employee agrees and acknowledges that: (i) Employee has carefully reviewed and understands this Agreement; (ii) Employee has been given a reasonable amount of time to review and consider the Agreement; (iii) Employee enters into and signs this Agreement voluntarily; (iv) the release and waivers Employee has made are knowing, conscious, and with full appreciation that Employee is forever foreclosed from pursuing any of the rights or claims so waived; (v) the promises made by the Company herein constitute sufficient and legal consideration for Employee's agreement hereunder and are in addition to anything of value to which Employee is already entitled; and (vi) Employee understands that if Employee does not return this Agreement, signed by Employee, by July 12, 2024, this offer will expire.

[Signature Page Follows]

In witness whereof, the parties have executed this Agreement as of the respective dates set forth below.

EMPLOYEE:

Dated: July 11, 2024/s/ Kevin Paprzycki

Kevin Paprzycki

SOLID POWER OPERATING, INC.

Dated: July 11, 2024By: /s/ John Van Scoter

Name: John Van Scoter

Title: President and Chief Executive Officer